Exhibit 99.1

CONTACT: Paradise Music & Entertainment, Inc. Richard Rifenburgh, 888-565-3259 Pdsecorp@aol.com

Paradise Elects New Board Members and Officers

    NEW YORK--(BUSINESS WIRE)--Feb. 7, 2007--Mr. Richard Rifenburgh, Chairman announced that on February 1, 2007, the board of Directors (the "Board") of Paradise Music and Entertainment, Inc. (the "Company") elected Mr. Paul Lisak, M.S., R.E.H.S to fill the vacant Board seat previously held by Kelly T. Hickel. Mr. Lisak, age 62, retired in 2002 as Los Angeles ("LA") County's Hazardous Materials Control Manager, and from over 30 years service devoted to the administration and management of public health, and management of hundreds of millions of dollars in public funds. Mr. Lisak had been promoted to the aforementioned position in 1994, after serving 10 years in LA County's Hazardous Waste/Materials Division's as a supervisor and industrial hygienist. Previous to that, in 1980, he had been promoted to Administrator of LA County's Public Health Labs, testing for communicable diseases and associated environmental chemical and toxic analyses.

    Mr. Winston "Buzz" Willis was also elected to fill the vacant Board seat that he previously held prior to his resignation in June 2006. Mr. Willis is acknowledged as a true pioneer and marketing innovator in the music industry. He was the youngest Vice President at RCA and was the founder of the Black Music Division of RCA Records. From the late 1970s to the early 1980s, he served as Senior V.P. of American operations of Phillips Electronics Corp. (parent of Polydor/Polygram Records). At Phillips, Buzz was instrumental in the acquisition of the Mercury and Verve labels and was personally responsible for the industry's first platinum jazz album, "Mr. Magic" by Grover Washington, Jr. Mr. Willis is a member of the R&B Hall of Fame.

    Ms. Julia Belden was elected as Treasurer of the Company in addition to the position of Secretary which she has held since June 2006. Ms. Patty Els-Werner was elected to the position of President of Environmental Testing Laboratories, Inc (ETL), the Company's subsidiary. Ms. Els-Werner has been employed at ETL for 18 years.

    Mr. Richard P. Rifenburgh maintains his position as Chairman of the Board and the other officer positions he has held since June 2006 and the position of Vice Chairman which he has held since 2001. He also serves on the Board's Audit Committee, Compensation Committee and Nominating and Governance Committee; as well as Chairman of the Audit Committee.

    In consideration for his service on the Board, Mr. Lisak has been granted stock options to purchase 10,000 shares of the Company's Series C Preferred stock. In consideration for his service on the Board, Mr. Willis was also granted stock options to purchase 10,000 shares of the Company's Series C Preferred stock. Mr. Rifenburgh, in consideration of his long service and additional responsibilities, was granted stock options to purchase 50,000 shares of the Company's Series C Preferred stock. In consideration for her service as an Officer, Ms. Belden was granted options to purchase 7,500 shares of the Company's Series C Preferred stock. Ms. Els-Werner, in consideration for her service as the President of the Company's operating subsidiary, was granted options to purchase 7,500 shares of the Company's Series C Preferred stock.

    The Board has determined that Mr. Lisak and Mr. Willis each qualify as an "independent director" under applicable rules and regulations. With the appointment of these two directors, the Company's Board is once again comprised of a majority of independent directors.

 About Paradise Music & Entertainment, Inc.
    Paradise Music and Entertainment, Inc. (PDSE Corp.), a diversified holding company, is focused on adding to its latest 2005 acquisition, Environmental Testing Laboratories, Inc. ("ETL"), Now a wholly owned subsidiary, ETL operates profitably in the nationwide $1.8 billion a year, environmental testing industry. Expanding ETL is a focal point for PDSE and it is pursuing additional businesses vigorously. The Company, through its new expansion plans, along with its recently expanded management team is working to attract and subsequently acquire companies operating successfully in other high growth industries. The goals of the expansion strategy include utilizing the Company's existing Net Operating Loss (NOL) as well as aggregating these companies into successful subsidiaries and launch them into the public market on their own strengths. PDSE operates offices in New York and Colorado.

    This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new ventures, as well as other factors set forth in Paradise's most recently filed Form 10-K and Form 10-Q reports. The forward-looking statements contained herein represent the Company's judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. Paradise assumes no obligation to update the statements contained in this release.

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